SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 15, 2007
Date of Report (Date of earliest event reported)

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Purchase Order Financing
On October 10, 2007 the Company completed an amendment dated as of September 23, 2007 of a short-term purchase order and working capital financing arrangement originally funded and dated on March 23, 2007. The Company made a payment to reduce the principal amount from $750,000 to $650,000 and the lender, ASI Capital Corporation, a Nevada based mortgage broker/banker has agreed to extend the due date of the balance of the note to December 23, 2007. Security and other terms of the note and related security agreement remain unchanged.

The Company paid a $6,500 finance charge by issuing 34,537 restricted shares of the Company’s common stock with no registration rights. No finders fees or other commissions or fees were incurred in connection with the financing amendment.

A complete copy of the Secured Promissory Note and the Security Agreement is filed herewith as Exhibits 99.1 and is incorporated herein by reference [except that we do not intend for any person other than ASI Capital Corporation to rely upon the representations and warranties contained in the exhibit]. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to such exhibits and the original financing documents previously filed.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company is obligated on a short-term promissory note, as amended, in the principal amount of $650,000 as described above. A description of the material terms of the obligation, as amended, are described above and in Form 8-K filed on March 28, 2007. The Company is obligated to make monthly interest payments of $9,750 and to pay the principal on or before December 23, 2007.

Item 3.02 Unregistered Sales of Equity Securities.

As described above the Company has issued 34,537 shares of its common stock, $.001 par value as a finance charge. The Company paid no placement fees. The Company offered and sold the shares without registration under the Securities Act of 1933 to one accredited investor in reliance upon the exemption provided by Section 4(2) thereunder. The shares may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act. An appropriate legend was placed on the shares issued.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Loan Extension Agreement between the Company and ASI Capital Corporation dated as of September 28, 2007 filed herewith
99.2	Secured Promissory Note of the Company to ASI Capital Corporation dated March 23, 2007 and filed as Exhibit 99.3 to Form 8-K dated March 28, 2007
99.3	Security Agreement between the Company and its subsidiary and ASI Capital Corporation dated March 23, 2007 and filed as Exhibit 99.4 to Form 8-K dated March 28, 2007

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

e.DIGITAL CORPORATION

Date: October 15, 2007	By:	/s/ ROBERT PUTNAM
Robert Putnam, Senior Vice President, Interim Financial Officer and Secretary (Principal Financial and Accounting Officer and duly authorized to sign on behalf of the Registrant)